UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2015

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
On May 28, 2015, Chaparral Energy, Inc. (referred to herein as “we”, “us,” and “our”) distributed the slide show, attached hereto as Exhibit 99.1 and incorporated herein by reference, in conjunction with its presentation at the Credit Suisse Energy Private Company Conference in New York, New York.
Note Regarding Non-GAAP Financial Measures
The investor presentation attached as an exhibit hereto contains certain references to adjusted EBITDA value, which is a non-GAAP financial measure, as defined under Regulation G of the rules and regulations of the SEC.
Adjusted EBITDA
Management uses adjusted EBITDA as a supplemental financial measurement to evaluate our operational trends. Items excluded generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring our overall operating performance. In addition, adjusted EBITDA is generally consistent with the Consolidated EBITDAX calculation that is used in the covenant ratio required under our senior secured revolving credit facility as described in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our Quarterly Report on Form 10-K for the three months ended March 31, 2015. We consider compliance with this covenant to be material. The calculation of Consolidated EBITDAX includes pro forma adjustments for property acquisitions and dispositions, and as a result of these adjustments, our Consolidated EBITDAX as calculated for covenant compliance purposes is higher than our adjusted EBITDA for the year ended December 31, 2013 and lower for the year ended December 31, 2014 and for the three months ended March 31, 2015.
Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies.
We define adjusted EBITDA as net income, adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) non-cash change in fair value of non-hedge derivative instruments, (5) interest income, (6) stock-based compensation expense, (7) gain or loss on disposed assets, (8) upfront premiums paid on settled derivative contracts, (9) impairment charges, and (10) expenses associated with our cost reduction initiatives, transition, business optimization and other restructuring charges not to exceed $25.0 million in 2015 (as allowed under our senior secured revolving credit facility) and (11) other significant, unusual non-cash charges.

The following table provides a reconciliation of our net income to adjusted EBITDA for the specified periods:

	Three months ended,	Year ended December 31,
(in thousands)	March 31, 2015	2014	2013	2012	2011	2010
Net income	$4,248	$209,293	$55,687	$64,403	$42,048	$33,713
Interest expense	26,712	104,241	96,876	98,402	96,720	81,370
Income tax expense	2,557	124,443	32,849	37,837	35,924	23,803
Depreciation, depletion, and amortization	65,211	245,908	192,426	169,307	146,083	109,503
Reclassification adjustment for hedge (gains) losses	—	—	(37,134)	(46,746)	27,452	23,889
Non-cash change in fair value of non-hedge derivative instruments	14,454	(228,903)	40,748	(12,411)	(57,899)	(2,523)
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date included in EBITDA (1)	—	—	—	—	—	9,418
Upfront premiums paid on settled derivative contracts	—	(664)	—	—	—	—
Interest income	(123)	(117)	(254)	(225)	(165)	(144)
Stock-based compensation expense	(922)	3,172	4,933	3,065	3,747	2,600
Net gain on sale of assets	(79)	(2,152)	(670)	(149)	(1,284)	(184)
Loss on extinguishment of debt	—		—	21,714	20,592	2,241
Loss on impairment of other assets	—		3,490	2,000	—	—
Cost reduction initiatives	8,774
Other non-cash charges	—	—	—	—	—	4,150
Adjusted EBITDA	$120,832	$455,221	$388,951	$337,197	$313,218	$287,836
________________
(1)  Through March 31, 2010, our calculation of adjusted EBITDA excluded any cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Investor Presentation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 28, 2015

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President